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                                                                  Exhibit (h.17)


                      Liberty Wanger Asset Management, L.P.
                              227 W. Monroe Street
                                   Suite 3300
                            Chicago, Illinois 60606


                                   May 1, 2003


Wanger Advisors Trust
227 W. Monroe Street
Suite 3300
Chicago, Illinois 60606

Ladies and Gentlemen:

     Liberty Wanger Asset Management, L.P. ("Liberty WAM") hereby contractually undertakes as of the date hereof as follows with respect to each of the series of Wanger Advisors Trust (each such series a "Fund"):

     The total expenses of Wanger U.S. Smaller Companies, Wanger International Small Cap, Wanger Twenty and Wanger Foreign Forty through April 30, 2004, exclusive of taxes, of interest and of extraordinary litigation expenses, but including fees paid to Liberty WAM, as a percentage of the Fund's net assets, shall not exceed 2.0%, 2.0%, 1.35% or 1.45% per annum, respectively, and Liberty WAM agrees to reimburse each Fund for any sums expended for such expenses in excess of that amount. For purposes of calculating the expenses subject to this limitation, (i) brokers' commissions and other charges relating to the purchase and sale of portfolio securities and (ii) the excess custodian costs attributable to investments in foreign securities compared to the custodian costs which would have been incurred had the investments been in domestic securities, shall not be regarded as expenses. Reimbursement, if any, shall be made by reduction of the fees otherwise payable to Liberty WAM under the Investment Advisory Agreement dated November 1, 2001 (the "Agreement") between Wanger Advisors Trust and Liberty Wanger Asset Management, L.P., no less frequently than quarterly. Notwithstanding the foregoing, the limitations on total expenses set forth herein shall not apply to any class of shares of a Fund established after the effective date hereof.

     Effective May 1, 2003, this contractual undertaking supercedes the provisions contained in Section 8 of the Agreement. This undertaking shall be binding upon any successors and assigns of Liberty WAM.


                                     Very truly yours,

                                     LIBERTY WANGER ASSET MANAGEMENT, L.P.


                                     By /s/ Bruce H. Lauer


         Agreed and accepted by
         WANGER ADVISORS TRUST


         By  /s/ Bruce H. Lauer
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